UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

MIV THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-30453 (Commission File Number)	N/A (I.R.S. Employer Identification No.)

1-8765 Ash St. Vancouver, British Columbia (Address of Principal Executive Offices)	V6P 6T3 (Zip Code)

(604) 301-9545

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

On March 17, 2008, MIV Therapeutics, Inc. (the “Company”) and the University of British Columbia (“UBC”) entered into a license agreement for certain proprietary technology invented, developed and/or acquired by UBC (the “Technology”).

Under the terms of the agreement, UBC granted the Company an exclusive worldwide license to use and sublicense the Technology and improvements thereon and to manufacture and sell the goods or services manufactured or provided in connection with the use of the Technology and/or any improvements, within a specified field of use. The field of use includes the production of hydroxyapatite and related calcium phosphate compounds, and certain drug coatings, on medical devices and scaffolding. As consideration for the license, the Company will pay UBC an initial license fee of CAD$50,000, as well as certain royalties, license maintenance fees and milestone payments. In the event that the Company identifies any process, use or product arising out of the Technology that may be patentable, UBC will takes steps to apply for a patent in its own name and the Company will become the licensee of such issued patent under the same terms and conditions as the agreement. The Company will bear the expense for any costs incurred related to any patents or patent applications relating to the Technology and improvements licensed under the agreement.

Further, under the terms of the agreement, UBC’s total liability is limited to the amount of CAD$10,000. To the extent permitted by law, the parties agree that the Technology and the terms and conditions of the agreement are confidential, and that disclosure could reveal commercial, scientific or technical information that could cause significant harm. The Company represented and warranted to UBC that it has the infrastructure, expertise and resources to: (i) develop and commercialize the Technology and any improvements; (ii) track and monitor performance under the terms of any sublicense entered into; (iii) monitor potential patent infringement relating to the Technology and any improvements on a worldwide basis; and (iv) handle the Technology and any improvements with due care.

In addition, the Company agreed to: (i) allocate the same degree of diligence, expertise, infrastructure and resources to the development and commercialization of the Technology and any improvements as the Company would allocate to its own most favored product; (ii) use reasonable commercial efforts to develop, promote, market and sell any products created from the Technology and/or any improvements, to exploit the Technology and any improvements within the specified field of use and to meet the market demand for any such products; and (iii) not enter into any agreements with the U.S. government or any other government in connection with the Technology and/or any improvements without UBC’s prior written consent. The term of the license commences on the date of execution of the agreement and continues to the latter of: (i) 20 years from the date of execution; or (ii) the expiration of the last patent licensed under the agreement, unless terminated earlier according to the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIV THERAPEUTICS, INC.
Registrant

Dated: March 28, 2008	By: /s/ Patrick McGowan

Patrick McGowan

Chief Financial Officer

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